                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               Comdisco, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                Philip A Hewes
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                                     LOGO

                              6111 N. RIVER ROAD
                           ROSEMONT, ILLINOIS 60018

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD JANUARY 21, 1997

TO THE STOCKHOLDERS:

  The Annual Meeting of Stockholders (the "Annual Meeting") of Comdisco, Inc., a Delaware corporation ("Comdisco"), will be held on Tuesday, January 21, 1997, at 3:00 p.m. (C.S.T.). The Annual Meeting will be convened at Comdisco's corporate office, 6111 N. River Road in the first floor auditorium, Rosemont, Illinois 60018, for the purpose of considering and acting upon the following:

  1. The election of four Class II Directors of Comdisco for a term of three years;

  2. The ratification of the appointment by the Board of Directors of KPMG Peat Marwick LLP as independent auditors of Comdisco for the current fiscal year; and

  3. The transaction of such other business as may properly be brought before the meeting or any adjournment thereof.

  Only stockholders of record at the close of business on December 9, 1996, are entitled to notice of and to vote at the Annual Meeting. For at least ten days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours at Comdisco's corporate office.

  Stockholders are cordially invited to attend the Annual Meeting. However, whether or not a stockholder plans to attend, each stockholder is urged to sign, date and promptly return the enclosed proxy in the accompanying envelope.

  The Annual Report, Proxy Statement and Proxy are enclosed with this notice.

  Dated and mailed at New York, New York, December 20, 1996.

                                          By order of the Board of Directors

                                          PHILIP A. HEWES
                                          Secretary


                                   IMPORTANT

 Please complete, sign and return the enclosed Proxy immediately. A return envelope, which requires no postage if mailed in the United States, is enclosed.

                                     LOGO

                             6111 NORTH RIVER ROAD
                           ROSEMONT, ILLINOIS 60018

                                PROXY STATEMENT

               ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

SOLICITATION OF PROXIES

  This Proxy Statement, which is being mailed to stockholders on or about December 20, 1996, is furnished in connection with the solicitation by the Board of Directors of Comdisco, Inc., a Delaware corporation ("Comdisco" or the "Company"), of proxies for use at its Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, January 21, 1997, at 3:00 p.m. (C.S.T.) at Comdisco's corporate office, 6111 N. River Road, Rosemont, Illinois 60018, and at any adjournment of the Annual Meeting.

  At the Annual Meeting, stockholders will be asked to elect four Class II Directors and to ratify the appointment of independent auditors. Because many of our stockholders are unable to personally attend the Annual Meeting, the Board of Directors solicits the enclosed proxy so that each stockholder is given an opportunity to vote. This proxy enables each stockholder to vote on all matters scheduled to come before the Annual Meeting. When a properly executed proxy card is returned, the stockholder's shares will be voted according to the stockholder's directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card. If no choice has been specified, the shares will be voted FOR the election of the Director-nominees listed below and FOR the ratification of the appointment of KPMG Peat Marwick LLP as independent auditors.

  The Board of Directors knows of no other business that will be presented at the Annual Meeting. If, however, other matters are properly presented, the persons named in the enclosed proxy statement will vote the shares represented thereby in accordance with their judgment on such matters.

  A proxy may be revoked by giving the Secretary of Comdisco written notice of revocation at any time before the voting of the shares represented by the proxy. A stockholder who attends the Annual Meeting may cancel any proxy by voting at the Annual Meeting.

  The cost of soliciting proxies will be borne by Comdisco. In addition to solicitation by mail, proxies may be solicited by Directors, officers and employees of Comdisco by personal interview, telephone or telegram. Comdisco may request brokerage houses and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of stock held of record by such persons. Comdisco will reimburse its transfer agent for charges and expenses incurred in connection with the distribution of proxy material and brokers or other persons holding stock in their names or in the names of their nominees for out-of-pocket expenses in forwarding proxy material to the beneficial owners. In addition, ChaseMellon Shareholder Services, New York, New York, has been retained to assist in the solicitation of the proxies at a fee of $4,000.00, plus out-of-pocket expenses.

QUORUM AND VOTING RIGHTS

  The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock of the Company (the "Common Stock") entitled to vote (exclusive of shares held by or for the account of the Company) is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present. The election of Directors will be decided by a plurality of the votes represented in person or by proxy at the Annual Meeting. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting is required for the approval of each of the other matters to be presented. Only holders of record of Common Stock at the close of business on December 9, 1996, are entitled to notice of and to vote at the Annual Meeting.

                 VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

  As of December 1, 1996, the Company had issued and outstanding 48,693,883 shares of Common Stock. Each share of Common Stock entitles the holder to one vote upon each matter to be voted upon.

PRINCIPAL STOCKHOLDERS

  The following table lists all persons known to be the beneficial owner of more than 5% of Comdisco's outstanding Common Stock as of December 1, 1996.

                                                               NUMBER      % OF
      NAME AND ADDRESS                                        OF SHARES   CLASS*
      ----------------                                        ---------   ------
      Fidelity Management and Research Corporation........... 5,730,000    12%
      82 Devonshire
      Boston, MA 02109
      Prudential Insurance Company of America................ 2,615,000     5%
      100 Mulberry Street
      Newark, NJ 07102
      Pontikes Family Trusts................................. 2,489,632**   5%
      6111 N. River Road
      Rosemont, IL 60018
      Pontikes Trust......................................... 6,228,151**  13%
      6111 N. River Road
      Rosemont, IL 60018
      Ponchil Limited Partnership............................ 3,272,836**   7%
      6111 N. River Road
      Rosemont, IL 60018

--------
   *Calculation of the Percent of Class includes shares obtainable upon the exercise of stock options which are or become exercisable prior to February 1, 1997.
  **For additional information, see footnote (c) in the Section entitled Stock
   Ownership of Directors and Management.

STOCK OWNERSHIP OF DIRECTORS AND MANAGEMENT

  The following table sets forth certain information regarding the stock ownership of each Director and nominee for directorship, the Chief Executive Officer and the next four most highly compensated Executive Officers, and all Directors and Executive Officers as a group.

                                                         COMMON STOCK
                                                      BENEFICIALLY OWNED  % OF
      NAME                                            ON DECEMBER 1, 1996 CLASS
      ----                                            ------------------- -----
      Alan J. Andreini...............................     196,164(a,b)     (d)
      Robert A. Bardagy..............................     149,159(b)       (d)
      Edward H. Fiedler, Jr..........................     158,151(a,b)     (d)
      C. Keith Hartley...............................      51,994(a,b)     (d)
      Philip A. Hewes................................      69,825(a,b)     (d)
      Rick Kash......................................      59,343(b)       (d)
      Thomas H. Patrick..............................      59,101(a,b)     (d)
      Nicholas K. Pontikes...........................  12,237,955(b,c)     25%
      William N. Pontikes............................     687,562(a,b)    1.4%
      Jack Slevin....................................     352,432(b)       (d)
      Basil R. Twist, Jr.............................      42,600(b)       (d)
      John J. Vosicky................................     196,912(a,b)     (d)
      All Directors and Executive Officers as a
       group,
       including three officers not named above......  14,340,156(a,b,c)   29%

--------
(a) Includes shares held by or for the benefit of the immediate families of the above individuals and for which the named stockholders disclaim any beneficial interest, as follows: Mr. W. Pontikes, 139,124 shares; Mr. Andreini, 637 shares; Mr. Vosicky, 2,800 shares; and Directors and Executive Officers as a group, 145,361 shares.
  Also includes other shares held by or for the benefit of the immediate families of the above individuals, over which such individuals hold no voting or dispositive powers and for which the named stockholders disclaim any beneficial interest, as follows: Mr. W. Pontikes, 49,828 shares; Mr. Fiedler, 63,015 shares; Mr. Hartley, 157 shares; Mr. Hewes, 1,193 shares; Mr. Patrick, 5,310 shares; Mr. Vosicky, 4,342 shares; and Directors and Executive Officers as a group, 123,845 shares.
(b) Includes shares obtainable upon exercise of stock options which are or become exercisable prior to February 1, 1997, as follows: Mr. N. Pontikes, 24,510 shares; Mr. W. Pontikes, 31,513 shares; Mr. Andreini, 125,172 shares; Mr. Bardagy, 70,774 shares; Mr. Fiedler, 15,150 shares; Mr. Hartley, 27,600 shares; Mr. Hewes, 39,688 shares; Mr. Kash, 27,600 shares; Mr. Patrick, 27,600 shares; Mr. Slevin, 137,855 shares; Mr. Twist, 27,600 shares; Mr. Vosicky, 52,084 shares; and Directors and Executive Officers as a group, 667,367 shares. The percentages set forth in the above table give effect to the exercise of these options.
(c) Includes shares over which Nicholas Pontikes exercises sole or shared voting and dispositive powers but with respect to which he disclaims any beneficial interest (with the exception of a percentage of the shares owned by Ponfam Corp. and Ponchil Limited Partnership equal to his proportionate ownership interest in those entities), which shares are held of record as follows: Pontikes Trust, 6,228,151 shares; Pontikes Nonexempt Marital Trust, 2,253,976 shares; Pontikes Exempt Marital Trust, 89,385 shares; Ponchil Limited Partnership, 3,272,836 shares; Ponfam Corp., 96,021 shares; Pontikes Family Foundation, 74,677 shares; and various family trusts, 146,271 shares.
(d) Percentage of shares beneficially owned does not exceed 1% of the class outstanding.

                              BOARD OF DIRECTORS
ELECTION OF DIRECTORS

  Pursuant to Comdisco's Certificate of Incorporation, the Board of Directors is divided into three classes, with each class as equal in number as possible. Each year the stockholders elect the members of one of the three classes to a three year term of office. There are twelve Directors with Class I having three members, Class II having four members and Class III having five members.

  The term of office of each of the four Class II Directors will expire at the 1997 Annual Meeting. The term of office for each of the Class II nominees to be elected at the 1997 Annual Meeting will expire at the 2000 Annual Meeting, the term of office for each of the Class I Directors will expire at the 1999 Annual Meeting, and the term of office of each of the Class III Directors will expire at the 1998 Annual Meeting, or in each case when their respective successors have been duly elected and qualified.

PROFILE OF DIRECTORS AND NOMINEES

                      NOMINEES FOR TERMS EXPIRING IN 2000
                             (CLASS II DIRECTORS)

  C. KEITH HARTLEY (Age 54--Director since 1978)

  Mr. Hartley has been Managing Partner of Forum Capital Markets L.P. since August 1995. From May, 1991, to August, 1995, he was an independent financial consultant. Mr. Hartley is also a director of Phoenix Shannon p.l.c.

  RICK KASH (Age 54--Director since 1987)

  Mr. Kash has been President and Managing Partner of The Cambridge Group, management consultants, since 1975. Mr. Kash is also a director of U.S. Auto Glass.

  WILLIAM N. PONTIKES (Age 55--Director since 1977)

  Executive Vice President (a)

  Mr. Pontikes has been Executive Vice President since October, 1989. Mr. Pontikes is the uncle of Nicholas K. Pontikes.

  JACK SLEVIN (Age 60--Director since 1979)

  Chairman of the Board, Chief Executive Officer and President (a)

  Mr. Slevin has been Chairman of the Board since January, 1996, and has been President and Chief Executive Officer since July, 1994. He was Interim Chief Operating Officer from December, 1993, to July, 1994, Executive Vice President from April, 1992, to July, 1994, and Senior Vice President and National Sales Manager from July, 1990, to April, 1992.

                   DIRECTORS CONTINUING IN OFFICE UNTIL 1999
                              (CLASS I DIRECTORS)

  EDWARD H. FIEDLER, JR. (Age 64--Director since 1969)

  Mr. Fiedler was General Attorney of Comdisco from March, 1983, to September, 1991, and Secretary from January, 1982, to September, 1991. Mr. Fiedler retired from both positions at Comdisco effective September 30, 1991.

  BASIL R. TWIST, JR. (Age 53--Director since 1982)

  Mr. Twist has been President of Champion Securities Corporation since February, 1991.

  JOHN J. VOSICKY (Age 48--Director since 1986)

  Executive Vice President and Chief Financial Officer (a)

  Mr. Vosicky has been Executive Vice President, Chief Financial Officer of Comdisco since July, 1994. He was Senior Vice President and Chief Financial Officer from November, 1985, to July, 1994.

                   DIRECTORS CONTINUING IN OFFICE UNTIL 1998
                             (CLASS III DIRECTORS)

  ALAN J. ANDREINI (Age 50--Director since 1992)

  Executive Vice President (a)

  Mr. Andreini has been Executive Vice President since July, 1994. He was Senior Vice President from July, 1986, to July, 1994. Mr. Andreini is also a director of Hugoton Energy Corporation and Astor Corp.

  ROBERT A. BARDAGY (Age 57--Director since 1983)

  Mr. Bardagy was Executive Vice President from July, 1986, to April, 1996. Mr. Bardagy retired from his position as Executive Vice President effective April 30, 1996, and currently serves as a consultant to the Company.

  PHILIP A. HEWES (Age 44--Director since 1992)

  Senior Vice President and Secretary (a)

  Mr. Hewes has been Senior Vice President since January, 1992, and Secretary since October, 1991.

  THOMAS H. PATRICK (Age 53--Director since 1971)

  Mr. Patrick has been Executive Vice President, member of the Office of the Chairman of Merrill Lynch & Co., Inc. ("Merrill Lynch") since May, 1993. Mr. Patrick was Executive Vice President, Equity Markets Group from June, 1992, to May, 1993, and Executive Vice President, Insurance from November, 1990, to June, 1992. Mr. Patrick is also a director of Baldwin & Lyons, Inc. and AMLI Realty Co.

  NICHOLAS K. PONTIKES (Age 32--Director since 1993)

  Executive Vice President (a)

  Mr. Pontikes has been Executive Vice President of Comdisco since July, 1994, and President of Business Continuity Services Division since September, 1993. He was Vice President of Comdisco from September, 1993, to July, 1994, Vice President--Business Controls of Business Continuity Services from January, 1993, to September, 1993, and Director--International Marketing for the Comdisco Electronics Group from July, 1992, to January, 1993. From April, 1990, through July, 1992, he was President of Avalon Capital Corporation, an investment banking firm. Mr. Pontikes is the nephew of William N. Pontikes.

  (a) These individuals, along with David J. Keenan, John C. Kenning and Martin C. Walsh, are the current Executive Officers of Comdisco. Mr. Keenan, age 48, has been Vice President and Controller since January, 1985. Mr. Kenning, age 35, has been National Sales Manager and Senior Vice President since August, 1995. He was Vice President/Marketing from April, 1995, to August, 1995, and Regional Marketing Manager from October, 1986, to August, 1995. Mr. Walsh, age 44, has been Executive Vice President since August, 1996. He was Senior Vice President from July, 1987, to August, 1996, and President Large Systems Division from October, 1995, to August, 1996.

INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

  During the last fiscal year, the Board of Directors held four meetings. All incumbent Directors, including those standing for re-election, attended at least seventy-five percent of the meetings of the Board of Directors and of the committees on which they served. The Board of Directors has established Executive, Audit, Stock Option and Compensation Committees. The Executive Committee, which acts on behalf of the Board of Directors in connection with the regular conduct of Comdisco's business, is composed of Messrs. Andreini, N.

Pontikes, W. Pontikes, Slevin and Vosicky. It has been the practice of the Executive Committee to act by unanimous consent without a meeting. The Audit Committee is composed of Messrs. Fiedler, Hartley, Kash, Patrick and Twist. The Audit Committee, which met once during the last fiscal year, has the general responsibility for establishing and maintaining communications with Comdisco's internal and independent accountants, reviewing the methods used and audits made by the auditors in connection with Comdisco's published financial statements and reviewing with the auditors Comdisco's financial and operating controls. The Stock Option Committee, which makes recommendations to the Board of Directors with regard to the granting of stock options and administers stock option plans, consists of Messrs. Hartley and Kash. The Stock Option Committee has the practice of taking formal actions by unanimous consent without a meeting. The Compensation Committee consists of Messrs. Hartley and Kash, each of whom is a non-employee Director. The Compensation Committee, which met twice during the last fiscal year, has the general responsibility for evaluating the compensation arrangements of Officers and Directors, including the compensation arrangements for Comdisco's President and Chief Executive Officer, Mr. Jack Slevin. The Board of Directors has no nominating committee.

COMPENSATION OF DIRECTORS

  Non-employee Directors are paid a quarterly retainer of $6,000, a Board meeting fee of $2,000 plus expenses and a Committee meeting fee of $2,000 plus expenses if the Committee meeting is on a date other than that scheduled for a full Board of Directors meeting. The non-employee Directors may elect, in advance, to receive a restricted stock award or a stock option in lieu of the cash compensation referred to in the preceding sentence. The restricted stock award would be issued under the 1992 or 1995 Comdisco, Inc. Long-Term Stock Ownership Incentive Plans and would be based on the following formula: Number of Shares of Restricted Stock = (Retainer and Board Meeting Fees x 1.5) divided by the Closing Price of the Common Stock on the last day of the fiscal year. The stock options would be issued under the Comdisco, Inc. Outside Director Deferred Fee Option Plan, which was adopted on November 5, 1996, and would be based on the following formula: Number of Options = (Retainer and Board Meeting Fees x 1.5) divided (Closing Price of the Common Stock on the last day of the fiscal year--$1.00). The options would have a ten year term, would vest after six months and would have an exercise price of $1.00. In October of 1996, each non-employee Director was granted an option to acquire 3,150 shares of Common Stock at a price equal to the closing price on the date of grant ($28.875) pursuant to Comdisco's Non-Employee Directors' Stock Option Plan. These options also vest in six months from the date granted and must be exercised within ten years.

EMPLOYMENT AGREEMENTS

  The Company entered into an agreement with Robert Bardagy relating to compensation commencing April 30, 1996, the effective date of his retirement from the position of Executive Vice President of the Company. The agreement provides for a minimum eighteen-month term during which Mr. Bardagy, in addition to his service as Director, remains available to consult with the Company. Under the terms of the agreement, Mr. Bardagy receives compensation (payable in bi-monthly installments) equal to the average of his total compensation paid in the three fiscal years prior to his retirement. The Company will continue to provide its customary insurance benefits (other than disability and accidental death plans) to Mr. Bardagy through his 65th birthday, provided that he pays the regular employee portion of the cost of these benefits. As long as Mr. Bardagy provides services under this agreement, he will remain eligible to retain stock options previously granted in accordance with the terms of the relevant grant agreements and stock option plans. Amounts payable, if any, under previously awarded senior management incentive plans will be distributed in accordance with the terms of those plans.

  Mr. Slevin's employment agreement is discussed in the Section entitled Compensation Committee Report.

CERTAIN BUSINESS RELATIONSHIPS

  Mr. Patrick is Executive Vice President, Office of the Chairman of Merrill Lynch. In fiscal 1996, Merrill Lynch acted as Comdisco's agent in an established medium term note program and served as an underwriter of Comdisco's senior note program. In addition, Merrill Lynch acted as a dealer in the sale of Comdisco's domestic commercial paper.

OTHER TRANSACTIONS

  During fiscal 1995, Comdisco made personal loans in an aggregate amount of $704,405.00 to Mr. Slevin. The loans are evidenced by a demand note bearing interest at the LIBOR rate plus 3/4% and secured by the mortgage of his personal residence. The largest aggregate amount of indebtedness outstanding during the 1996 fiscal year was $753,103.42. As of December 15, 1996, $694,573.37 was outstanding.

  In fiscal 1996, the Company repurchased Common Stock from the following Directors and Officers under its Stock Repurchase Program. In July, 1996, the Company repurchased 25,000 shares of Common Stock from Alan Andreini. These shares were purchased at the then closing price of the Common Stock on the New York Stock Exchange ($22.75 per share for an aggregate of $568,750.00). In September, 1996, the Company repurchased 67,382 shares of Common Stock from the Brooke N. Pontikes Trust. William N. Pontikes is trustee for the trust. These shares were purchased at the then closing price of the Common Stock on the New York Stock Exchange ($27.375 per share for an aggregate of $1,844,582.25).

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934 requires Comdisco's Officers and Directors, and persons who own more than ten percent of a registered class of Comdisco's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Officers, Directors and greater than ten percent stockholders are required by SEC regulation to furnish Comdisco with copies of all Section 16(a) forms they file.

  Based solely on the Company's review of the copies of such forms received by it, or on written representations from certain reporting persons that no Forms 5 were required for those persons during fiscal year 1996, all filing requirements applicable to its Directors, Officers and greater than ten percent beneficial owners were complied with.

                           COMPENSATION AND BENEFITS

EXECUTIVE OFFICER COMPENSATION
SUMMARY COMPENSATION TABLE

  The following table sets forth certain information with respect to compensation for services in all capacities paid by Comdisco and its subsidiaries for the past three years, to or on behalf of (i) Jack Slevin, President and Chief Executive Officer, (ii) each of the four other most highly compensated Executive Officers of Comdisco serving on September 30, 1996, and
(iii) Robert Bardagy, who was not serving as an Executive Officer on the last day of the fiscal year.

                                                                     LONG-TERM COMPENSATION
                                                              -------------------------------------
                                    ANNUAL COMPENSATION                 AWARDS             PAYOUTS
                               ------------------------------ --------------------------- ---------
                                                              RESTRICTED    SECURITIES    LONG-TERM  ALL OTHER
        NAME AND                                 OTHER ANNUAL   STOCK       UNDERLYING    INCENTIVE COMPENSATION
   PRINCIPAL POSITION     YEAR  SALARY   BONUS   COMPENSATION   AWARDS   OPTIONS (SHARES)  PAYOUTS      (1)
------------------------  ---- -------- -------- ------------ ---------- ---------------- --------- ------------
Jack Slevin               1996 $500,000 $580,000     -0-         -0-         327,169      $420,000    $ 9,425
Chairman, President       1995  400,000  401,000     -0-         -0-         132,980                    6,074
and CEO                   1994  350,000  450,000     -0-         -0-         187,500                    5,643
Alan J. Andreini          1996  200,000  200,000     -0-         -0-          43,245       225,000      9,425
Executive Vice President  1995  200,000  200,000     -0-         -0-         211,906                   43,392(2)
                          1994  225,000  275,800     -0-         -0-             -0-                    5,643
Nicholas K. Pontikes      1996  230,000  230,000     -0-         -0-          24,534       201,000      9,425
Executive Vice President  1995  230,000  230,000     -0-         -0-          68,308                    6,074
                          1994  200,000  385,000     -0-         -0-          37,500                    5,643
William N. Pontikes       1996  220,000  220,000     -0-         -0-          30,771       300,000      9,425
Executive Vice President  1995  225,000  230,000     -0-         -0-          87,864                    6,074
                          1994  250,000  251,000     -0-         -0-             -0-                    5,643
John J. Vosicky           1996  240,000  200,000     -0-         -0-          18,297       225,000      9,425
Executive Vice President  1995  235,000  235,000     -0-         -0-          53,365                    6,074
& Chief Financial Offi-
 cer                      1994  225,000  276,000     -0-         -0-             -0-                    5,643
Robert A. Bardagy         1996  533,128  218,750     -0-         -0-          18,090       420,000      9,425
Executive Vice President  1995  365,000  365,000     -0-         -0-          52,747                    6,074
through 4/30/96           1994  350,000  509,000     -0-         -0-             -0-                    5,643

--------
(1) Amounts of All Other Compensation are amounts contributed by Comdisco under Comdisco's Profit Sharing and Employee Stock Ownership Plans for the persons named above.
(2) Includes $6,074 in Comdisco contributions to retirement plans as outlined in footnote (1) above and $37,318 paid pursuant to the terms of the Comdisco Financial Services, Inc. Residual Incentive Compensation Plan.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth certain information with respect to stock option grants made to named executive officers during the fiscal year ended September 30, 1996.

                                                                                    POTENTIAL REALIZABLE VALUE
                                                                                     AT ASSUMED ANNUAL RATES
                                                                                          OF STOCK PRICE
                                                                                     APPRECIATION FOR OPTION
                                            INDIVIDUAL GRANTS                                  TERM
                      ------------------------------------------------------------- --------------------------
                       NUMBER OF    % OF TOTAL
                       SECURITIES  OPTIONS/SARS
                       UNDERLYING   GRANTED TO  EXERCISE OR
                      OPTIONS/SARS EMPLOYEES IN BASE PRICE   GRANT DATE  EXPIRATION
NAME                  GRANTED (#)  FISCAL YEAR    ($/SH)    MARKET PRICE    DATE    0%      5%         10%
----                  ------------ ------------ ----------- ------------ ---------- --- ---------- -----------
Jack Slevin             275,000        9.7        $24.000     $24.000     07/22/06  $ 0 $4,149,268 $10,514,231
                         20,984        0.7         28.875      28.875     09/29/06  $ 0    380,924     965,259
                         31,185        1.0         28.875      28.875     09/29/06  $ 0    566,103   1,434,503
Alan J. Andreini         12,060        0.4         28.875      28.875     09/29/06  $ 0    218,926     554,757
                         31,185        1.0         28.875      28.875     09/29/06  $ 0    566,103   1,434,503
Nicholas K. Pontikes     12,060        0.4         28.875      28.875     09/29/06  $ 0    218,926     554,757
                         12,474        0.4         28.875      28.875     09/29/06  $ 0    226,441     573,801
William N. Pontikes      12,060        0.4         28.875      28.875     09/29/06  $ 0    218,926     554,757
                         18,711        0.7         28.875      28.875     09/29/06  $ 0    339,662     860,702
John J. Vosicky          12,060        0.4         28.875      28.875     09/29/06  $ 0    218,926     554,757
                          6,237        0.2         28.875      28.875     09/29/06  $ 0    113,221     286,901
Robert A. Bardagy        18,090        0.6         28.875      28.875     09/29/06  $ 0    328,389     832,136

  The amounts under the columns labeled "5%" and "10%" are included by the Company pursuant to certain rules promulgated by the SEC and are not intended to forecast future appreciation, if any, in the price of the Common Stock. Such amounts are based on the assumption that the named persons hold the options granted for their full term. The actual value of the options will vary in accordance with the market price of the Common Stock. The column headed "0%" is included to demonstrate that the options were granted at fair market value and optionees will not recognize any gain without an increase in the stock price, which increase benefits all stockholders commensurately.

  Based upon the price of the Common Stock and the total shares outstanding as of the date of grant, if the price of the Common Stock increased at the 5% or 10% rates shown in the table above, stockholders as a group would realize aggregate gains (excluding dividends) in the amounts shown above during the period from grant date to the option expiration date.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END VALUE

  The following table sets forth information with respect to the named executive officers in the Summary Compensation Table concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the last fiscal year.

                                                   TOTAL NUMBER OF
                                                  SHARES UNDERLYING            TOTAL VALUE OF
                                                 UNEXERCISED OPTIONS            UNEXERCISED,
                          NUMBER OF                    HELD AT              IN-THE-MONEY OPTIONS
                           SHARES                SEPTEMBER 30, 1996     HELD AT SEPTEMBER 30, 1996(1)
                          ACQUIRED    VALUE   ------------------------- -------------------------------
NAME                     ON EXERCISE REALIZED EXERCISABLE UNEXERCISABLE  EXERCISABLE     UNEXERCISABLE
----                     ----------- -------- ----------- ------------- --------------  ---------------
Jack Slevin.............        0    $      0   132,732      568,995    $    2,005,689   $    5,033,063
Alan J. Andreini........        0           0   107,464      233,620         1,544,450        2,824,066
Nicholas K. Pontikes....        0           0    22,095      108,247           284,920        1,273,237
William N. Pontikes.....        0           0    27,854       90,781           362,223          719,494
John J. Vosicky.........   59,063     555,488    65,126       91,288           940,479        1,188,052
Robert A. Bardagy.......        0           0    65,651       89,937           942,547        1,181,133

--------
(1) Based on the closing price of the Common Stock, $28.875, on September 30, 1996.

LONG TERM INCENTIVE PLAN ("LTIP") AWARDS

  The following table sets forth information with respect to the grants of Performance Unit Awards under the Comdisco, Inc. 1992 Long-Term Stock Ownership Incentive Plan to the named executive officers during the fiscal year ended September 30, 1996. The target performance objective is that Comdisco's Total Shareholder Return, the sum of the stock price appreciation plus dividends (reinvested), be ranked at or above the sixtieth percentile of the Total Shareholder Return of all companies in the S&P 500 for the period running from October 2, 1995, through September 30, 1998. The minimum performance objective is a fiftieth percentile ranking. If the actual ranking is less than the fiftieth percentile, no compensation will be paid under these awards.

                                                          ESTIMATED FUTURE PAYOUTS
                                                                    UNDER
                                                         NON-STOCK PRICE-BASED PLANS
                                                        -----------------------------
          (A)             (B)             (C)              (D)      (E)       (F)
------------------------ ------ ----------------------- --------- -------- ----------
                         NUMBER  PERFORMANCE OR OTHER
                           OF   PERIOD UNTIL MATURATION
NAME                     UNITS        OR PAYMENT        THRESHOLD  TARGET   MAXIMUM
----                     ------ ----------------------- --------- -------- ----------
Jack Slevin.............  366     September 30, 1998    $183,000  $366,000 $1,098,000
Alan J. Andreini........  166     September 30, 1998      83,000   166,000    498,000
Robert A. Bardagy.......  250     September 30, 1998     125,000   250,000    750,000
Nicholas K. Pontikes....  166     September 30, 1998      83,000   166,000    498,000
William N. Pontikes.....  166     September 30, 1998      83,000   166,000    498,000
John J. Vosicky.........  166     September 30, 1998      83,000   166,000    498,000

                         COMPENSATION COMMITTEE REPORT

ROLE OF THE COMMITTEE

  In 1993, the Board of Directors defined the scope of authority that would be delegated to the non-employee Directors who serve as members of the Compensation Committee. Overall direction was given to this Committee to review and approve the Company's compensation policies, to ensure that Executive Officers are rewarded appropriately for their contributions to Comdisco's growth and profitability and to ensure that compensation policies support Comdisco's business objectives, organization structure, culture and stockholder interests. Specific direction was given to determine the compensation of the Chief Executive Officer and to review and approve the compensation of the Executive Officers of the Company.

CONTINUING COMPENSATION STRATEGY

  During fiscal year 1996, the Compensation Committee has continued to evaluate Comdisco's compensation plans in accordance with the Committee's objectives of linking compensation to profit measures and increasing stockholder value. The senior management team continues to be compensated in the following manner, as originally suggested by outside compensation consultants in 1994. The total compensation for the Chief Executive Officer and certain Executive Officers is comprised of the following components: (i) base salary, (ii) annual incentive (cash and stock options) based on Company pre-tax earnings objectives and (iii) long term performance units based on Total Shareholder Return objectives. Each of the foregoing components constituted approximately one-third of the executive's total compensation. Thus, approximately two-thirds of the executive's compensation is subject to both Company performance and stockholder returns.

  During 1996, the Compensation Committee hired an independent compensation consulting firm to analyze and report to the Committee on possible strategies for Chief Executive Officer compensation. This evaluation confirmed that the existing strategy of placing a majority of the executive's compensation at risk subject to the attainment of company and shareholder returns was a sound practice.

CHIEF EXECUTIVE OFFICER COMPENSATION

  1996 FISCAL YEAR. Jack Slevin's compensation package for fiscal 1996 reflects the Committee's strategy of placing a majority of the compensation at risk subject to the attainment of pre-tax earnings goals and longer-term

Total Shareholder Return goals. The Company had an employment agreement with Mr. Slevin which provided for a base salary of $550,000 for fiscal 1996. Annual cash incentive compensation for Mr. Slevin was equal to 1% of Comdisco's 1996 fiscal year pre-tax earnings between $130 million and $175 million and 2% of pre-tax earnings in excess of $175 million. The amount of annual cash incentive payments can be found in the Summary Compensation Table. Mr. Slevin also earned an annual stock option award which was based upon the attainment of pre-tax earnings objectives for fiscal 1996. Pursuant to this award, Mr. Slevin received 20,984 option shares at $28.875 (the closing price of Comdisco's Common Stock on September 30, 1996). For the long term perspective, Mr. Slevin was granted 366 Performance Units under the Comdisco, Inc. 1992 Long-Term Stock Ownership Incentive Plan. The performance period and performance objectives are set forth in the Long-Term Incentive Plan ("LTIP") Awards section above. To further align Mr. Slevin's interests with those of the Company's stockholders, the Committee offered Mr. Slevin the right to forego cash compensation in exchange for stock options. Under this "Cash-to-Option Alternative" Mr. Slevin elected to forego $150,000 in cash compensation. In return, Mr. Slevin received a stock option to acquire 45,363 shares at the closing price of Comdisco's Common Stock on the date such election was made ($19.83).

  1997 FISCAL YEAR. As noted above, the Compensation Committee hired a compensation consulting firm to review the current compensation package of Mr. Slevin and to recommend any possible new strategies. The consulting firm utilized three sets of competitive data using 1995 proxy statements to determine the compensation practices of selected companies based on their similarity to Comdisco relative to revenues, net income and market capitalization. Based on this engagement, the Compensation Committee approved an amendment to Mr. Slevin's employment agreement that would bring him in line with the median of these three comparison groups. Mr. Slevin's base salary was increased to $600,000 for fiscal 1997. The Committee increased the pre-tax earnings targets for 1997 such that Mr. Slevin's annual cash incentive compensation will be equal to 1% of Comdisco's 1997 fiscal year pre-tax earnings between $150 million and $200 million and 2% of pre-tax earnings in excess of $200 million. On July 23, 1996, the Stock Option Committee granted Mr. Slevin an option to acquire 275,000 shares of Comdisco Stock at $24.00, which was the closing price on that date. Mr. Slevin also received a restricted stock award of 60,000 shares of Comdisco stock which will vest upon the earlier of five years or Mr. Slevin's retirement from full-time employment with Comdisco. Mr. Slevin will also earn an annual stock option award of 19,616 options if the Company attains certain pre-tax earnings objectives for fiscal 1997. The exercise price of these options, if earned, will be at the closing price of Comdisco's stock on September 30, 1997. For the long term perspective, Mr. Slevin was granted 366 Performance Units under the Comdisco, Inc. 1992 Long-Term Stock Ownership Incentive Plan. The performance period and performance objectives are set forth in the Long-Term Incentive Plan ("LTIP") Awards section above. The Committee again offered Mr. Slevin the right to forego cash compensation to be earned in 1997 in exchange for stock options. Under this "Cash-to-Option Alternative", Mr. Slevin elected to forego $150,000 in cash compensation. In return, Mr. Slevin received a stock option to acquire 31,185 shares at the closing price of Comdisco's Common Stock on the date such election was made ($28.875).

1996 EXECUTIVE OFFICER COMPENSATION

  During fiscal year 1996, the Company entered into incentive compensation agreements with certain of its Executive Officers. The agreements included the following elements which are similar to the components discussed above for Mr.
Slevin: (i) base salary, (ii) annual incentive (cash and stock options) based on Company pre-tax earnings objectives and (iii) long term performance units based on Total Shareholder Return objectives. The Executive Officers also participated in the "Cash-to-Option Alternative" under which they had the right to forego cash compensation in exchange for stock options.

TAX CONSIDERATIONS

  The Compensation Committee has continued to consider tax legislation that precludes a publicly held corporation from taking a deduction for compensation in excess of $1 million paid to its chief executive officer and its four other highest paid executive officers. Certain qualified performance based compensation is exempt from this deduction limit. In order to attempt to meet the deductibility requirements, the Company received stockholder approval of the 1995 Long-Term Stock Ownership Incentive Plan and approval of certain performance goals to be established for the award of Performance Units thereunder. It is expected that most, if not all, compensation paid to the Executive Officers will qualify as a tax deductible expense.

  Notwithstanding the foregoing, the Compensation Committee believes that these tax law requirements may not always be consistent with sound executive compensation principles. To achieve full tax deductibility, the tax law requirements do not allow the flexibility or discretion to respond to changing market conditions, to utilize subjective performance factors or to reward extraordinary performance of an unforseen type. Therefore, the Compensation Committee reserves the right to approve nondeductible compensation based upon the circumstances at the time.

  This report has been provided by C. Keith Hartley and Rick Kash, the members of the Compensation Committee.

PERFORMANCE GRAPH

  The following performance graph compares the performance of Comdisco's Common Stock for the last five fiscal years (October 1, 1991--September 30, 1996) to that of the Standard & Poor's 500 Stock Index and the Standard & Poor's Midcap 400 Index. The S&P Midcap 400 Index, in which Comdisco is included, represents a comparison to companies with similar market capitalization. Comdisco's most similar peers are divisions or subsidiaries of large publicly-held companies. At this time, therefore, the Company feels that the most appropriate comparison is to publicly-held companies with similar market capitalizations.

                             [GRAPH APPEARS HERE]

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                 AMONG COMDISCO, S&P 500 INDEX AND PEER GROUP


Measurement Period                                S&P
(Fiscal Year Covered)           Comdisco          500 INDEX       S&P Midcap 400
--------------------            --------          ---------       --------------
Measurement Pt-
     9/30/91                    $100              $100            $100
FYE  9/30/92                    $ 88              $111            $112
FYE  9/30/93                    $ 95              $125            $139
FYE  9/30/94                    $118              $130            $142
FYE  9/30/95                    $171              $169            $178
FYE  9/30/96                    $252              $203            $203

(1) Assumes $100 invested on September 30, 1991 in Comdisco Common Stock, S&P 500 Index and S&P Midcap 400 Index. Each of the three measures of cumulative total return assumes reinvestment of dividends.

(2)The S&P Midcap Index consists of the issuers with market capitalizations of $200 million to $5 billion.

  In accordance with rules promulgated by the Securities and Exchange Commission, the information included under captions "Compensation Committee Report" and "Performance Graph" will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

                       PROPOSAL 1--ELECTION OF DIRECTORS

  Four Directors are to be elected at the Annual Meeting for three year terms expiring at the 2000 Annual Meeting: C. Keith Hartley, Rick Kash, William N. Pontikes and Jack Slevin, all of whom are presently Directors of the Company and have been nominated by the Board of Directors for election at this Annual Meeting. The accompanying proxy will be voted for the Board of Directors' nominees, except where the authority to so vote is withheld.

  The nominees for Director will be elected if they receive the affirmative vote of a plurality of all votes entitled to be cast at the Annual Meeting.

  The Board of Directors has no reason to believe that any nominee will be unable to serve if elected. If any nominee becomes unavailable for election, those shares voted for such nominee will be voted for the election of a substitute nominee selected by the persons named in the enclosed proxy.

  The Board of Directors favors a vote "FOR" each of the nominees.

                      PROPOSAL 2--APPOINTMENT OF AUDITORS

  The Board of Directors has approved the appointment of KPMG Peat Marwick LLP, independent certified public accountants, as auditors, to audit the financial statements of Comdisco for the current fiscal year and to perform other accounting services, as appropriate. KPMG Peat Marwick LLP has audited the financial statements of Comdisco since 1971. The ratification of the appointment of KPMG Peat Marwick LLP is being submitted to the stockholders at the Annual Meeting. The Board of Directors favors a vote "FOR" the appointment of KPMG Peat Marwick LLP. If such appointment is not ratified, the Board of Directors will consider the appointment of other auditors.

  Comdisco has been advised by KPMG Peat Marwick LLP that representatives of the firm will be present at the Annual Meeting. Such representatives will have the opportunity to respond to appropriate questions and make a statement if they desire to do so.

                          1997 STOCKHOLDER PROPOSALS

  Stockholder proposals intended to be presented at the next Annual Meeting of Stockholders must be received by Comdisco, in writing, no later than August 22, 1997, in order to be considered for inclusion in the Proxy Statement and Proxy form for the Comdisco 1998 Annual Meeting of Stockholders.

  In order for a stockholder to nominate a candidate for Director, under the Company's by-laws timely notice of a nomination must be received by the Company in advance of an Annual Meeting. Ordinarily, such notice must be received not less than 120 nor more than 150 days before the date corresponding to the date of mailing the Company's Proxy Statement in connection with the previous year's Annual Meeting. The stockholder filing the notice of nomination must describe various matters regarding the nominee, including such information as name, age, business and residence address, principal occupation and class and number of shares beneficially owned by such person, a representation that the stockholder intends to appear at the meeting in person or by proxy to make the nomination specified in the notice, a description of all arrangements or understandings among the stockholder and each nominee, and any other person or persons pursuant to which the nomination is to be made by the stockholder, and any other information required to be disclosed in that connection pursuant to Regulation 14A under the Securities Exchange Act of 1934. In addition, the following information with respect to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, must be given; the name and address, as they appear on the Company's books, of such stockholder and such beneficial owner, and any other stockholder known by such stockholder to be supporting such nominee on the date of such stockholder notice and the class and number of shares of the Company which are beneficially owned and of record by such stockholder in such beneficial owner and any other stockholder known by such stockholder to be supporting such nominee on the date of such stockholder notice.

  In order for a stockholder to bring other business before an Annual Meeting, timely notice must be received by the Company within the time limits described above. Such notice must include a description of proposed business, including the complete text of any such resolution to be presented at the Annual Meeting, and the reason for conducting such business at the Annual Meeting, and other specific matters set forth in Section 9, Article 1 of the Company's by-laws, including the name and address as they appear on the Company's books, of the stockholder proposing such business and of the beneficial owner, if any, on whose behalf the proposal is made, and of any other stockholder known by such stockholder to be supporting such proposal on the date of the stockholder's notice, any material interest of the stockholder's such business and of such beneficial owner, and such other stockholders, and a representation that the stockholder attends to appear at the meeting in person or by proxy to submit the business specified in such notice.

  These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal considered for inclusion in the Company's 1997 Proxy Statement.

  In each case, the notice must be given to the Secretary of the Company, whose address is 6111 N. River Road, Rosemont, IL 60018. Any stockholder desiring a copy of the Company's by-laws will be furnished one without charge upon written request to the Secretary.

  The foregoing Notice, Proxy Statement and Proxy are sent by order of the Board of Directors.

                                          Philip A. Hewes
                                          Secretary

December 20, 1996

                                                            Printed on
                                                           recycled paper
                                                                            LOGO

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7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7
                           s FOLD AND DETACH HERE s
PROXY

                                     LOGO

   THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS IN CONNECTION WITH THE
                        ANNUAL MEETING OF STOCKHOLDERS

                              3:00 P.M. (C.S.T.)

                               JANUARY 21, 1997

              PLACE: Comdisco, Inc., at its offices
                 1st Floor, 6111 N. River Road
                 Rosemont, Illinois 60018

PROXY: JACK SLEVIN and PHILIP A. HEWES and each of them, are hereby appointed by the undersigned as attorneys and proxies with full power of substitution, to vote all the shares of Common Stock held of record by the undersigned on December 9, 1996 at the Annual Meeting of Stockholders of Comdisco, Inc. or at any adjournment(s) of the meeting, on each of the items on the reverse side and in accordance with the directions given therein.

                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY

-------------------------------------------------------------------------------




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7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7
                           s FOLD AND DETACH HERE s
                                  Please mark
                                 your votes as
                                 indicated in
                                 this example
                                       X
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY
THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTIONS ARE GIVEN WITH RESPECT TO ANY OF SUCH ITEMS, THEN THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3.
                                      FOR
                                   WITHHELD
                                    FOR ALL
                                      FOR
                                    AGAINST
                                    ABSTAIN
1. ELECTION OF FOUR CLASS II DIRECTORS. NOMINEES: C. Keith Hartley, Rick Kash, William N. Pontikes and Jack Slevin
2. Ratify the appointment of KPMG Peat Marwick LLP, as independent auditors.
3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment(s) thereof.
WITHHELD FOR: (Write that nominee's name in the space provided below).
-------------------------------------------------------------------------------
--
Signature(s) __________________________    Date _______________________________
NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.